Exhibit 4

BALANCE SHEET

Japan Bank for International Cooperation (as the international arm of JFC) (unaudited)

	March 31, 2009	March 31, 2009
	(In millions of yen)	(In millions of U.S. dollars)
Assets:
Cash and due from banks	¥239,218	$2,435
Cash	0	0
Due from bank	239,218	2,435

Receivables under resale agreements	—	—
Securities	10,920	111
Government bonds	—	—
Corporate bonds	—	—
Stocks	—	—
Other securities	10,920	111

Loans and bills discounted	7,243,068	73,736
Loans on deeds	7,243,068	73,736
Other assets	698,794	7,114
Prepaid expenses	253	3
Accrued income	44,979	458
Derivatives other than for trading-assets	633,638	6,451
Agency accounts receivable	—	—
Other	19,923	202

Property, plant and equipment	38,307	390
Buildings	3,798	39
Land	33,881	345
Lease assets	97	1
Construction in progress	123	1
Other	405	4
Intangible assets	2,821	29
Software	2,330	25
Lease assets	343	3
Other	147	1

Customers’ liabilities for acceptances and guarantees	1,650,329	16,801
Allowance for loan losses	(126,500)	(1,288)

Total assets	¥9,756,961	$99,328

	March 31, 2009	March 31, 2009
	(In millions of yen)	(In millions of U.S. dollars)
Liabilities:
Borrowed money	¥4,019,847	$40,923
Borrowings	4,019,847	40,923
Short-term Bonds payable	—	—
Bonds payable	2,093,214	21,309
Entrusted funds	—	—
Reserve for insurance policy liabilities	—	—
Other liabilities	35,448	361
Accrued expenses	28,175	287
Unearned revenue	5,250	53
Derivatives other than for trading-liabilities	1,477	15
Lease obligations	463	5
Other	80	1
Provision for bonuses	581	6
Provision for directors’ bonuses	7	0
Provision for retirement benefits	11,611	118

Provision for directors’ retirement benefits	5	0
Reserve for compensation losses	—	—
Acceptances and guarantees	1,650,329	16,801

Total liabilities	¥7,811,046	$79,518

Net Assets:
Capital Stock	¥1,035,500	$10,542
Capital Surplus	—	—
Special reserve for administrative improvement funds	—	—
Legal capital Surplus	—	—
Retained earnings	739,430	7,527
Legal retained earnings	712,592	7,254
Other retained earnings	26,838	273
Retained earnings brought forward	26,838	273

Total shareholders’ equity	1,774,930	18,069

Valuation and difference on available for sale securities	(1,064)	(10)
Deferred gains or losses on hedges	172,049	1,751

Valuation and translation adjustments	170,984	1,741

Total net assets	¥1,945,915	$19,810

Total liabilities and net assets	¥9,756,961	$99,328

STATEMENTS OF OPERATIONS

Japan Bank for International Cooperation (as the international arm of JFC) (unaudited)

	March 31, 2009	March 31, 2009
	In millions of yen	In millions of U.S. dollars
Ordinary income:	¥97,740	$995
Interest income	93,554	952
Interest on loans and discounts	93,512	952
Interest and dividends on securities	—	—
Interest on receivables under resale agreements	—	—
Interest on deposit with banks	42	0
Other interest income	0	0
Fees and Commissions	3,697	38
Fees and commissions on compensation security contract	—	—
Other fees and commissions	3,697	38
Insurance premiums and other	—	—
Insurance premiums	—	—
Other ordinary income	259	3
Income from derivatives other than for trading or hedging	259	3
Receipts from the national budget	—	—
Receipts from general account of the national budget	—	—
Receipts from special account of the national budget	—	—
Other income	229	2
Other	229	2
Ordinary expenses:	77,810	792
Interest expenses	66,011	672
Interest on call money	—	—
Interest on borrowings and rediscounts	24,392	248
Interest on short-term bonds	—	—
Interest on bonds	28,806	294
Interest on interest swaps	12,812	130
Other interest expenses	—	—
Fees and commissions payments	578	6
Other fees and commissions	578	6
Expenses on insurance claims and other	—	—
Expenses on insurance claims	—	—
Recoveries of insurance claims	—	—
Provision of reserve for insurance policy liabilities	—	—
Other ordinary expenses	2,852	29
Loss on foreign exchange transactions	2,738	28
Loss on devaluation of bonds	—	—
Amortization of bond issuance cost	—	—
Expenses on derivatives other than for trading or hedging	—	—
Other	114	1
General and administrative expenses	8,145	83
Other expenses	222	2
Provision of allowance for loan losses	195	2
Provision of reserve for compensation losses	—	—
Written-off of loans	—	—
Losses on devaluation of stocks and other securities	12	0
Other	14	0
Ordinary income	19,929	203
Extraordinary income	6,947	70
Gain on disposal of noncurrent assets	0	0
Recoveries of written-off claims	2,372	24
Gain on debt assumption agreement	4,575	46
Other	0	0
Extraordinary losses	39	0
Loss on disposal of noncurrent assets	39	0
Other	—	—
Net income	¥26,838	$273

STATEMENTS OF CASH FLOWS

Japan Bank for International Cooperation (as the international arm of JFC) (unaudited)

	March 31, 2009	March 31, 2009
	In millions of yen	In millions of U.S. dollars
Net cash used in operating activities
Net income	¥26,838	$273
Depreciation and amortization	888	9
Increase in allowance for loan losses	187	2
Increase in reserve for insurance policy liabilities	—	—
Increase in provision for bonuses	23	0
Increase in provision for directors’ bonuses	7	0
Increase in provision for retirement benefits	272	3
Increase in provision for directors’ retirement benefits	5	0
Increase in reserve for compensation losses	—	—
Gain on fund management	(93,554)	(952)
Financing expenses	66,011	672
Loss related to securities	26	0
Foreign exchange losses	7,599	77
Loss on disposal of noncurrent assets	38	1
Net increase in loans and bills discounted	(432,602)	(4,404)
Net increase in borrowed money	577,763	5,882
Net increase in entrusted funds	—	—
Net increase in deposit	—	—
Net increase in receivables under resale agreements	—	—
Net increase in short-term corporate bonds	—	—
Decrease in straight bonds-issuance and redemption	(119,462)	(1,216)
Proceeds from fund management	101,269	1,031
Payments for finance	(72,950)	(743)
Other	(86,742)	(883)
Subtotal	(24,379)	(248)
Net cash used in operating activities	(24,379)	(248)
Net cash used in investing activities
Purchase of securities	(1,304)	(13)
Proceeds from redemption of securities	—	—
Purchase from sales of property, plant and equipment	(220)	(3)
Proceeds from sales of property, plant and equipment	1	0
Purchase of intangible assets	(216)	(2)
Proceeds from sales of intangible assets	—	—
Net cash used in investing activities	(1,740)	(18)
Net cash provided by financing activities
Proceeds from issuance of common stock	30,000	305
Repayments of lease obligations	(59)	(1)
Net cash provided by financing activities	29,940	304
Effect of exchange rate change on cash and cash equivalents	(7,598)	(77)
Net decrease in cash and cash equivalents	(3,778)	(39)
Cash and cash equivalents at the beginning of period	242,997	2,474
Cash and cash equivalents at the end of period	¥239,218	$2,435

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